SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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International Flavors & Fragrances Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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International Flavors & Fragrances Inc.
521 West 57th Street
New York, N.Y. 10019

Notice of Annual Meeting of Shareholders
to be held May 9, 2006

The Annual Meeting of Shareholders of International Flavors & Fragrances Inc., a New York corporation (the ‘‘Company’’), will be held at the office of the Company, 521 West 57th Street, New York, New York, on Tuesday, May 9, 2006, at 10:00 A.M. Eastern Time, to elect 8 directors for the ensuing year, to ratify the selection by the Audit Committee of the Company's Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm (‘‘Independent Accountant’’) for 2006 and to transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only shareholders of record at the close of business on March 21, 2006 will be entitled to notice of and to vote at the meeting.

Admission to the meeting will be by ticket only. If you are a shareholder of record and plan to attend, please check the box on the enclosed proxy card. If your shares are not registered in your own name and you plan to attend, please request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. Evidence of your ownership, which you can obtain from your bank or broker, must accompany your letter.

Whether or not you expect to attend the meeting in person, you are requested to sign, date and return the enclosed proxy promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,
Dennis M. Meany Senior Vice President, General Counsel and Secretary

March 10, 2006

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Company's Board of Directors (the ‘‘Board’’) of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on May 9, 2006 or any postponements or adjournments (the ‘‘2006 Annual Meeting’’) at the principal executive office of the Company, 521 West 57th Street, New York, New York 10019. This proxy statement and the form of proxy will be mailed to shareholders on or about March 24, 2006. Registered shareholders may also vote by telephone or through the Internet, by following the instructions on the proxy card. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic mail. The Company has retained Georgeson Shareholder to assist in proxy solicitation for a fee of $6,000. The cost of soliciting proxies will be borne by the Company. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

Any shareholder who signs and returns the enclosed form of proxy may revoke it at any time before it has been exercised by a written notice of revocation of that proxy or by submitting a new proxy bearing a later date, in each case received by the Secretary of the Company prior to the meeting, or by voting in person at the 2006 Annual Meeting. Attendance at the 2006 Annual Meeting will not in itself constitute revocation of a proxy.

When more than one record holder of the Company's Common Stock shares the same address, the Company may deliver only one annual report and one proxy statement to that address unless the Company has received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of the Company's Common Stock in ‘‘street name’’ for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock. The Company will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in ‘‘street name,’’ at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of the annual report and proxy statement, you may call or write the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 (telephone: 212-765-5500). A copy of the annual report and proxy statement are also available through the Investor Relations link on the Company's website, www.iff.com. The information contained on the website is not incorporated by reference in or considered to be a part of this document.

You may also contact the Office of the Secretary of the Company at the address or telephone number above if you are a shareholder of record of the Company and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of the annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in ‘‘street name’’ and you want to increase or decrease the number of copies of the annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

The Company had outstanding at the close of business on February 28, 2006, 90,738,982 shares of Common Stock each entitled to one vote per share. Only shareholders of record at the close of business on March 21, 2006 will be entitled to vote at the 2006 Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND
CERTAIN OTHER PERSONS

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 28, 2006 by each director and nominee for director, the persons named in the Summary Compensation Table in this proxy statement and all directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)		Rights to Acquire Beneficial Ownership of Shares of Common Stock (2)	Percent of Class
Margaret Hayes Adame	9,303		24,000	(3)
Gunter Blobel	11,807		3,000	(3)
J. Michael Cook	8,027		9,000	(3)
James H. Dunsdon	16,150		92,750	(3)
Peter A. Georgescu	17,655		15,000	(3)
Richard A. Goldstein	411,492	(4)	1,081,000	1.63%
Alexandra A. Herzan	1,272,561	(5)	3,000	1.41%
D. Wayne Howard	8,220		215,000	(3)
Henry W. Howell, Jr.	3,937		0	(3)
Arthur C. Martinez	9,027		9,000	(3)
Nicolas Mirzayantz	3,761		147,000	(3)
Burton M. Tansky	5,022		1,000	(3)
Douglas J. Wetmore	52,763		154,875	(3)
All Directors and Executive Officers as a Group (25 persons)	1,889,335		2,242,624	4.44%

Certain Other Owners

The following table sets forth information regarding beneficial owners of more than 5% of the Company's outstanding Common Stock as of February 28, 2006 based on a review of filings with the Securities and Exchange Commission (the "SEC").

	NUMBER OF SHARES AND NATURE OF BENEFICIAL OWNERSHIP
NAME AND ADDRESS OF BENEFICIAL OWNER	SOLE VOTING POWER	SHARED VOTING POWER	SOLE INVESTMENT POWER	SHARED INVESTMENT POWER	PERCENT OF CLASS
American Century Companies, Inc.(6)	7,399,610	0	7,477,861	0	8.24%
4500 Main Street
9th Floor
Kansas City, MO 64111
T. Rowe Price Associates, Inc.(7)	1,428,549	0	6,359,033	0	7.01%
100 E. Pratt Street
Baltimore, MD 21202
J.P. Morgan Chase & Co.(8)	394,894	4,560,250	484,918	4,589,388	5.60%
270 Park Avenue
New York, NY 10017
Henry P. van Ameringen(9)	2,381,953	2,405,829	2,381,953	2,405,829	5.28%
509 Madison Avenue
New York, NY 10022
Pauline H. Van Dyke III(10)	129,426	5,010,175	129,426	5,010,175	5.66%
111 East Kilbourn Avenue
19th Floor
Milwaukee, WI 53202
William D. Van Dyke III(11)	6,957	5,010,175	17,957	5,010,175	5.54%
111 East Kilbourn Avenue
19th Floor
Milwaukee, WI 53202

(1)	This column includes share unit balances held in the IFF Stock Fund under the Company's Deferred Compensation Plan and credited to participants' accounts (where applicable), and, with respect to executive officers, may include certain premium share units held under such plan which are subject to vesting and may be forfeitable if the participant's employment is terminated. The number of share units in the IFF Stock Fund was calculated for participants based on the closing market price of the Company's Common Stock on February 28, 2006.

(2)	The shares listed in this column are those which the named person has (or will have within 60 days after February 28, 2006) the right to acquire by the exercise of stock options granted by the Company.

(3)	Less than 1%.

(4)	The number of shares beneficially owned by Mr. Goldstein includes 200,000 restricted shares with respect to which he has sole voting power. Such number of shares also includes 173,772 shares beneficially owned by Mr. Goldstein's wife as to which Mr. Goldstein disclaims beneficial ownership.

(5)	Mrs. Herzan is a director of the van Ameringen Foundation, Inc., which owns 509,991 shares, President and a director of the Lily Auchincloss Foundation, which owns 22,000 shares, a trustee and a beneficiary of a trust, which holds 736,946 shares, and a trustee and a beneficiary of a trust which owns 567 shares, all of which shares are included in Mrs. Herzan's ownership. Mrs. Herzan disclaims beneficial ownership of the shares owned by the van Ameringen Foundation, Inc. and the Lily Auchincloss Foundation.

(6)	As reported in Schedule 13G dated as of February 14, 2006. According to the Schedule 13G, as of December 31, 2005, American Century Investment Management, Inc. beneficially owned 7,477,861 shares, as to which it possessed sole voting power over 7,399,610 shares and sole dispositive power over 7,477,861 shares.

(7)	As reported in Schedule 13G dated as of February 14, 2006.

(8)	As reported in Schedule 13G/A dated as of January 11, 2006. The Company believes that a portion of the shares as to which J.P. Morgan Chase & Co. holds shared voting power and shared investment power is owned beneficially by a trust of which Mr. and Mrs. William D. Van Dyke, III and J. P. Morgan Chase are co-trustees.

(9)	As reported in Schedule 13D/A dated as of February 10, 2005 and based on other information available to the Company. The Company believes that the number of shares beneficially owned by Mr. van Ameringen includes 736,946 shares and 567 shares, respectively, held in trusts of which each of Mr. van Ameringen and Mrs. Herzan are trustees, and 509,991 shares owned by the van Ameringen Foundation, Inc. of which Mr. van Ameringen is an officer and director and Mrs. Herzan is a director.

(10)	As reported in Schedule 13G/A dated as of February 14, 2006. The Company believes that Mr. and Mrs. William Van Dyke, III share voting and investment power with respect to 5,010,175 shares and that a portion of such shares is owned beneficially by a trust of which Mr. and Mrs. William D. Van Dyke, III and J. P. Morgan Chase are co-trustees.

(11)	As reported in Schedule 13G/A dated as of February 14, 2006 and based on other information available to the Company. The Company believes that Mr. and Mrs. William Van Dyke, III share voting and investment power with respect to 5,010,175 shares and that a portion of such shares is owned beneficially by a trust of which Mr. and Mrs. William D. Van Dyke, III and J. P. Morgan Chase are co-trustees.

ITEM 1. ELECTION OF DIRECTORS

At the meeting 8 directors will be elected to serve for the ensuing year and until their successors are elected and shall qualify. The shares of Common Stock represented by the proxies being solicited will be voted FOR the election of the 8 nominees listed below. If any of the nominees is unable to serve (which is not anticipated), the shares of Common Stock represented by the proxies being solicited will be voted for the balance of those named nominees and for any substitute nominees as the Board of Directors may recommend.

INFORMATION ABOUT NOMINEES

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held	Year First Became Director
Margaret Hayes Adame	66	President, Fashion Group International, an international trade organization; Director, Movado Group, Inc.	1993
Günter Blobel	69	Professor, Howard Hughes Medical Institute at The Rockefeller University, a research medical institution; Director, Nestle S.A.	2000
J. Michael Cook	63	Chairman and Chief Executive Officer Emeritus, Deloitte & Touche LLP, an accounting firm; Director, The Dow Chemical Company, Comcast Corporation, Eli Lilly and Company	2000
Peter A. Georgescu	67	Chairman and Chief Executive Officer Emeritus, Young & Rubicam Inc., an advertising agency; Director, Levi Strauss & Co., EMI Group PLC	1999

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held	Year First Became Director
Alexandra A. Herzan	46	President and Director, Lily Auchincloss Foundation, Inc., a charitable foundation	2003
Henry W. Howell, Jr.	64	Managing Director (until 2000), J.P. Morgan & Co., Inc., a financial services firm	2004
Arthur C. Martinez	66	Chairman and Chief Executive Officer Emeritus, Sears, Roebuck and Co., a retailer; Director, PepsiCo, Inc., Liz Claiborne, Inc., IAC/InterActiveCorp; Member of the Supervisory Board, ABN AMRO Holding, N.V.	2000
Burton M. Tansky	68	President and Chief Executive Officer since May 2001 and President and Chief Operating Officer prior thereto, The Neiman Marcus Group, Inc., a retailer; Director, The Neiman Marcus Group, Inc.	2003

All of the nominees are presently directors of the Company and all of the nominees were elected by the shareholders at the Company's 2005 Annual Meeting of Shareholders. Effective as of the 2006 Annual Meeting, Richard A. Goldstein’s role as Chairman of the Board and Chief Executive Officer will cease, and he is not standing for re-election as a director.

Board and Committee Meetings

The Board of Directors has responsibility for overseeing the management of the Company. The Board has adopted Corporate Governance Guidelines which set forth the practices the Board will follow with respect to Board membership and selection, responsibilities of directors, Board meetings, evaluation of the chief executive officer, succession planning, Board committees and compensation. A copy of the Company's Corporate Governance Guidelines is available through the Investor Relations link on the Company's website, www.iff.com.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates pursuant to a written charter adopted by the Board. Each committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2005, each of the Audit Committee and the Compensation Committee reviewed its respective charter and determined that no changes would be necessary. In March 2006, the Nominating and Governance Committee reviewed its charter and the Corporate Governance Guidelines and determined that no changes would be necessary. A copy of the charter of each committee is available through the Investor Relations link on the Company's website, www.iff.com. Pursuant to the charter of each committee, each committee annually reviews the committee's own performance.

The Board has affirmatively determined that each of Mmes. Adame and Herzan, Dr. Blobel and Messrs. Cook, Georgescu, Howell, Martinez and Tansky has no material relationship with the Company affecting his or her independence as a director and that each is ‘‘independent’’ within the meaning of the Board's independence standards, which are the same categorical independence standards as established by the New York Stock Exchange (‘‘NYSE’’) in Section 303A.02 of the NYSE Listed Company Manual. In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company. The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is independent under the foregoing independence standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria established by the SEC for audit committee members.

The Audit Committee, consisting of Mr. Cook, Chairman, Mrs. Adame, Mr. Howell and Mr. Martinez, oversees and reviews the Company's financial reporting process and the integrity of the Company's financial statements and financial reporting practices, the Company's internal control environment, systems and performance, the qualifications, independence and performance of the Company's independent accountant, the performance of the Company's internal audit staff, and the procedures for monitoring compliance with laws and regulations and with the Company's Code of Business Conduct and Ethics. The Board has determined that each of Mr. Cook, Mr. Howell and Mr. Martinez is an ‘‘audit committee financial expert’’ under applicable rules of the SEC and has accounting or related financial management expertise as required by applicable NYSE rules. The Board has also determined that all members of the Audit Committee meet the financial literacy standards of the NYSE and that the service by Mr. Martinez on the audit committee of more than three public companies does not impair his ability to serve effectively on the Company's Audit Committee. The Audit Committee has established, together with members of the Company's management, a hiring policy for employees or former employees of the Company's Independent Accountant, consistent with the requirements of the SEC and/or NYSE. Pursuant to procedures adopted by the Audit Committee, the Audit Committee also reviews and pre-approves all audit and non-audit services performed by PwC.

The Compensation Committee, consisting of Mr. Georgescu, Chairman, and Messrs. Martinez and Tansky, is responsible for establishing executive officer compensation, for making recommendations to the full Board concerning director compensation and for overseeing the compensation and benefit programs for other employees.

The Nominating and Governance Committee, consisting of Mr. Martinez, Chairman, Mmes. Adame and Herzan and Messrs. Cook, Howell, Georgescu and Tansky, monitors Board composition and director qualification requirements, identifies qualified individuals to serve on the Board, recommends a slate of nominees for election by the shareholders at the annual meeting of shareholders, reviews potential Board candidates, reviews management succession plans and monitors corporate governance issues.

In November 2004, the Board appointed Mr. Martinez as Lead Director, and he continues to serve in that capacity. The role of the Lead Director includes (i) presiding over meetings of non-employee directors and providing prompt feedback regarding those meetings to the Chairman and Chief Executive Officer, (ii) providing suggestions for Board meeting agendas, with the involvement of the Chairman and Chief Executive Officer and input from other directors, (iii) assuring that the Board and the Chairman and Chief Executive Officer understand each other's views on all critical matters, (iv) monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate,

(v) serving as a sounding board for the Chairman and Chief Executive Officer and (vi) ensuring, in consultation with the Chairman and Chief Executive Officer, the adequate and timely flow of information responsive to the Board's needs.

In 2006, the Board of Directors has also asked the Lead Director to assume the primary role on behalf of the Board in connection with the Chief Executive Officer's successor responsibilities and other relevant matters.

Shareholders and other parties interested in communicating directly with the Lead Director, with the non-management directors as a group or with all directors as a group, may do so by writing to Lead Director or Non-Management Directors or Board of Directors, in each case, c/o Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. The Nominating and Governance Committee has approved a process for handling letters received by the Company and addressed to the Lead Director, the non-management members of the Board or the entire Board. Under that process, the Secretary of the Company forwards to the Lead Director all correspondence received, without opening or screening.

During 2005, the Board held eight meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Nominating and Governance Committee held five meetings. During 2005, each director attended at least 75% of the total of the number of meetings held by the Board and the Committee(s) on which each such director served. All of the directors who were serving on the day of the Company's 2005 Annual Meeting of Shareholders attended that meeting. Pursuant to the Company's Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members are to endeavor to participate (either in person or by telephone) in all Board meetings and all Committee meetings of which the director is a member and to attend the Company's annual meeting of shareholders. The non-management directors of the Company meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board, and during 2005, the non-management directors met in executive session in conjunction with every Board meeting.

Directors' Compensation

At its meeting held on December 15, 2004, the Board of Directors determined, with the assistance of independent compensation consultants, to change certain elements of the compensation for directors who are not employees of the Company, with these changes having taken effect on the date of the Company's 2005 Annual Meeting, as follows:

(a)	Each non-employee director receives an annual cash retainer of $50,000, an increase from the $30,000 each previously received.

(b)	The Chairperson of the Audit Committee receives an annual cash retainer of $15,000, an increase from the $7,500 he previously received. The Chairpersons of the Compensation Committee and Nominating and Governance Committee each receives an annual cash retainer of $7,500, an increase from the $3,750 each previously received.

(c)	Non-employee directors receive a cash fee of $2,000 for each meeting of the Board attended, an increase from the $1,500 they previously received. Each member of the Audit Committee receives a cash fee of $1,500 for each meeting of the Audit Committee attended, an increase from the $1,200 each previously received. Members of the Compensation Committee and Nominating and Governance Committee each receive a cash fee of $1,500 for each meeting of the respective Committee attended, an increase from the $1,000 each previously received.

(d)	The Lead Director also receives an annual cash fee of $7,500.

(e)	Non-employee directors continue to receive an annual grant, in October of each year, of 1,000 shares of Common Stock of the Company from a pool of shares authorized by the Board in September 2000. Non-employee directors continue to be required to defer their annual stock grant until they cease to serve as a director.

(f)	Non-employee directors receive an annual grant, on the date of each annual meeting of shareholders, of 750 restricted stock units under the Company's 2000 Stock Award and Incentive Plan, which will vest on the third anniversary of the date of grant. The 2000 Stock Option Plan for Non-Employee Directors (the ‘‘2000 Directors' Plan’’) was amended to provide that, beginning in 2005, the automatic grant of stock options to non-employee directors under the 2000 Directors' Plan will be suspended until such time as the Board may determine to resume option grants.

(g)	Non-employee Directors continue to be eligible to participate in the Company's Deferred Compensation Plan (‘‘DCP’’). A non-employee Director may defer all or a portion of his or her cash compensation, as well as any restricted stock units, subject to any changes necessitated by recent changes in the tax law.

At its meeting held on March 7, 2006, the Board of Directors determined, with the assistance of independent compensation consultants, to increase the Lead Director's annual cash fee from $7,500 to $25,000, with this change to take effect on the date of the 2006 Annual Meeting.

Directors who are employees of the Company do not receive any additional compensation for their service as a director.

In March 2003, the Board established minimum ownership requirements for all directors with respect to the Company's Common Stock. Each director is required to own shares whose market value equals seven times the director's annual retainer, which the director must acquire during his or her first five years of Board tenure (or within five years after the requirements were established or the director's annual retainer is revised). The 1,000-share annual stock grant is credited toward this obligation.

Directors who commenced service before May 14, 2003 may participate in the Director Charitable Contribution Program (the ‘‘DCCP’’). Under the DCCP, the Company purchases life insurance policies on the lives of participating directors and is the owner and sole beneficiary of the policies. After the death of a covered director, the Company will donate $500,000 of the proceeds to one or more qualifying charitable organizations designated by the director and $500,000 of the proceeds to The IFF Foundation. Individual directors derive no financial benefit from the DCCP since all tax deductions relating to the contributions accrue solely to the Company. Other than premiums, the DCCP should have no long-term cost to the Company. Directors first elected on or after May 14, 2003 do not participate in the DCCP. Those directors, together with all other directors, are eligible to participate in the Company's Matching Gift Program, under which The IFF Foundation matches, on a dollar for dollar basis up to a maximum of $10,000 per year, contributions to qualifying charitable organizations.

Director Candidates

The Nominating and Governance Committee has established a policy regarding the consideration of director candidates, including those recommended by shareholders. The Nominating and Governance Committee, together with other Board members, will from time to time as appropriate identify the need for new Board members. Particular proposed director candidates who would satisfy the criteria set forth below and otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee will seek input and participation from other Board members and other appropriate sources, to ensure that all points of view can be considered and the best possible candidates can be identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates.

Members of the Nominating and Governance Committee and other Board members, as appropriate, will interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board.

Shareholders wishing to submit a director candidate for consideration by the Nominating and Governance Committee must submit such recommendation to the Nominating and Governance Committee, c/o the Secretary of the Company, in writing, not less than 150 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The request must be accompanied by the same information concerning the director candidate and nominating shareholder as described in Section 3 of the Company's By-laws for shareholder nominations for director to be presented at a shareholders meeting. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. The following factors, at a minimum, are considered by the Nominating and Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of the Company's business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•	The extent to which the interplay of the candidate's expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company and to the requirements and standards of the NYSE and the SEC.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the ‘‘Code of Ethics’’) that applies to the Company's chief executive officer, principal financial officer, principal accounting officer and to all other Company directors, officers and employees. A copy of the Code of Ethics is available through the Investor Relations link on the Company's website, www.iff.com. The Code of Ethics is also available in print to any shareholder who requests it. A waiver from any provision of the Code of Ethics in favor of a director or executive officer may only be granted by the Board and any such waiver will be publicly disclosed. The Company will disclose substantive amendments to, and any waivers from, the Code of Ethics granted to the Company's chief executive officer, principal financial officer or principal accounting officer, as well as any other executive officer or director, on the Company's website, www.iff.com.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board (the ‘‘Compensation Committee’’) operates pursuant to a charter which gives the Compensation Committee responsibility with respect to the compensation and benefits of the Company's executive officers and other members of senior management. The Compensation Committee's specific responsibilities include:

•	reviewing and approving the Company's goals and objectives relevant to the Company's Chief Executive Officer's (‘‘CEO’’) compensation;

•	based on an evaluation of the CEO's performance by the Nominating and Governance Committee in relation to those goals and objectives, determining the CEO's compensation level;

•	reviewing the Company's general compensation and benefits policies, plans and programs, including incentive compensation plans and equity-based plans;

•	overseeing the administration and competitiveness of such policies, plans and programs;

•	upon the recommendation of the CEO, reviewing the base salary and annual and long-term incentive compensation and equity-based compensation of the executive officers and other members of senior management; and

•	considering recommendations from the Nominating and Governance Committee regarding the compensation of non-employee directors.

The Compensation Committee is authorized to retain as it deems appropriate independent compensation consultants to assist it in carrying out its duties.

Compensation Program

For 2005, the Company continued to operate under its comprehensive Executive Compensation Program covering the Company's executive officers and senior management (the ‘‘Program’’). The Program consists of a Salary Plan (‘‘SP’’), an Annual Incentive Plan (‘‘AIP’’), a Long-Term Incentive Plan (‘‘LTIP’’), a Stock Award Program (‘‘SAP’’), a perquisites program and the Company's Executive Separation Policy (‘‘ESP’’). The AIP, LTIP and SAP are part of and administered under the 2000 Stock Award and Incentive Plan (the ‘‘2000 SAIP’’). Before its introduction, the Program was extensively benchmarked, with the assistance of an independent compensation consultant retained by the Compensation Committee, against confidential external marketplace data, and all positions, including those of the CEO and the Company's other executive officers and members of senior management, were internally valued as determined by their scope of responsibilities within the Company. In benchmarking Company positions against external marketplace data, the independent compensation consultant compared total remuneration at positions within the Company with total remuneration of similar positions at companies the independent compensation consultant chose as being representative of the market in which the Company competes for executive talent. The group selected, which is comprised of consumer products and specialty chemical companies, was determined by the independent compensation consultant as being a more representative group for purposes of this comparison than the peer group of companies set forth in the Company's performance graph at page 29 below. The external survey data are reviewed and updated every other year, and the internal valuation of positions is reviewed and updated periodically. In respect of 2005, external survey data for each executive position were updated and reviewed by the independent compensation consultant. An internal valuation of positions was also conducted with the assistance of the independent compensation consultant. The AIP, the LTIP and the SAP are designed to reward employees based on the success of the Company under specific financial measures, including revenue growth, increases in operating profit and earnings per share and the return on invested capital of the Company. The Compensation Committee targets total remuneration for positions within the Company in the range of the 60th to the 65th percentile of the comparable positions in the selected group of representative companies. The total remuneration of the CEO in 2005 was at the 44th percentile for his position in the group of representative companies.

Under the SP, the Compensation Committee reviews the salaries of the CEO and the other executive officers annually. The amount of salary increases is generally based on the executive officer's ongoing performance measured against achievement and satisfaction of previously established financial and/or non-financial objectives and responsibilities.

Under the AIP, each executive officer, including the CEO, has an annual incentive award target based on the achievement of specific quantitative corporate and, with respect to certain executive officers, derivative regional and/or category performance goals, which are determined no later than March of each year by the Compensation Committee. For 2005, the corporate objectives related to increases in revenue and improvements in operating profit as a percentage of sales. Each executive officer has a range of potential awards, both above and below target, which are specified each year when the quantitative performance goals are established. The amount paid to each executive officer, including the CEO, following the end of the year depends on the extent to which the performance goals are achieved. Failure to meet threshold performance, based on the performance goals, results in no AIP award to any executive officer for that year.

Under the LTIP, each executive officer, including the CEO, has an award target for each three-year performance cycle based on the achievement of specific quantitative corporate performance goals, which are determined by the Compensation Committee at the beginning of each performance cycle. For the 2003-2005 and subsequent cycles, these objectives have related to improvements in earnings per share and return on invested capital. For each award cycle each executive officer has a range of potential awards, both above and below target, which are specified at the beginning of the cycle. The amount paid at the end of the cycle depends on the extent to which the Company achieves the quantitative corporate performance goals. Failure to meet threshold performance for a cycle, based on the corporate performance goals, results in no LTIP award for that cycle. The Compensation Committee may not increase AIP and LTIP awards to any executive officer beyond those actually earned based on the pre-established goals. It has only negative discretion with respect to awards under these plans for the applicable AIP year or LTIP cycle.

Under the SAP, each executive officer, including the CEO, has an annual target award and a range of equity awards both above and below that target. The amount of an executive officer's target award is based on the scope of his or her position, individual performance, and ability to drive enhanced long-term shareholder value. The range of potential equity awards is related to achievement of quantitative performance goals established in March of each year. Failure to meet threshold performance results in no equity award for that year. The Compensation Committee sets the terms of equity awards, including vesting, any performance requirements and the expiration date (which, under the 2000 SAIP, may not be greater than ten years after the grant date). The Compensation Committee determined that equity compensation grants in 2005 would be in the form of restricted stock units, and that such restricted stock units would include performance conditions, in addition to time restrictions, for executive officers and senior management.

Under the perquisites program, each executive officer receives a series of benefits which includes some of the following: a Company-provided automobile, annual physical examination, club membership and annual financial and tax counseling and estate planning assistance. The full value of all perquisites (other than the annual physical examination) is reported as income to the individual and accordingly is subjected to tax.

The Company has a Board-approved comprehensive Deferred Compensation Plan (the ‘‘DCP’’). The DCP allows certain United States-based employees, including the CEO and the other United States-based executive officers, to defer, either for a specified number of years or until retirement or termination of employment, salary, annual and long-term incentive awards and, under certain circumstances, profits from the exercise of stock options. Participating employees may have changes in the value of their deferred compensation measured, at their election, by the market performance of a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or by changes in the value of Company Common Stock, or they may have amounts credited to their DCP accounts earn interest at an interest rate which is established each year by the Compensation Committee and which is applicable to all DCP participants. With respect to 2005, the Compensation Committee established an interest rate of 5.52%. The DCP provides participating employees with an incentive to defer compensation into the Company's Common Stock by granting them a 25% premium, credited in Common Stock, on all compensation deferred into that stock. Restricted stock units granted under the 2000 SAIP may also be deferred, although no premium is added to any such deferral.

The Company's general policy has been, and will continue to be, to structure executive compensation to be tax deductible under applicable law. The Company also believes, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it may be in the best interests of the Company and its shareholders to compensate certain key executives in excess of deductible limits.

2005 Compensation of Executive Officers

The basic components of the Company's executive officer compensation in 2005 were annual salaries, restricted stock units, annual incentive compensation and long-term incentive compensation.

Salaries

In March 2005, Mr. Goldstein recommended to the Compensation Committee the annual salaries for 2005 for executive officers other than himself, which recommendations referenced a report by an independent compensation consultant concerning competitive market compensation for relevant executive positions. The Compensation Committee considered the recommendations and discussed them with Mr. Goldstein and the independent compensation consultant, and recommended to the Board annual salaries for those executive officers, which reviewed and approved such salaries. The approved salaries became effective on April 1, 2005 for the following 12-month period. In making its recommendations, the Compensation Committee relied on information provided by Mr. Goldstein, based on his firsthand knowledge of the performance of each executive officer against financial and non-financial goals and responsibilities and his or her contribution to the Company and to his or her respective area of concentration. The Compensation Committee also considered comparative compensation levels for similar positions in its selected group of representative companies. The Compensation Committee concluded, and the Board agreed, that the Company's interests were best served by a flexible policy that allowed the Compensation Committee and the Board to fix 2005 annual salaries after considering and evaluating the factors enumerated above.

The Compensation Committee, following and based on a performance review of Mr. Goldstein conducted by the Nominating and Governance Committee in relation to the Company’s performance and Mr. Goldstein’s individual performance against financial and non-financial objectives, along with his relative position compared to the selected group of representative companies and the portion of his total remuneration which was tied to the achievement of performance goals, determined the 2005 annual base salary for Mr. Goldstein. This determination was that his base salary remain the same as in the prior year in order to maintain the substantial portion of his total remuneration which is tied to incentive performance in leading the Company. The Compensation Committee determined that each element and the aggregate of Mr. Goldstein’s compensation in 2005 was fair and reasonable and within the range of compensation for chief executive officers of companies comparable to the Company.

Stock Award Program

During the first quarter of 2005, the Compensation Committee established 2005 restricted stock unit award targets for the CEO and each of the other executive officers under the Company's SAP. The Compensation Committee reviewed and approved the recommendations of the CEO for 2005 awards under the SAP for each executive officer other than the CEO, including the CEO's recommendation that awards under the SAP to certain executive officers be above their restricted stock unit award targets, and determined the award for Mr. Goldstein. For 2005, certain executive officers, other than Mr. Goldstein, received an award that was between 63% and 110% higher than his or her standard restricted stock unit grant under the SAP. The Compensation Committee made these greater than standard awards to provide them with further incentive to increase shareholder value and to reward these executive officers for outstanding individual performance. Other executive officers received their standard restricted stock unit grant. The Compensation Committee made all grants other than to Mr. Goldstein after considering the recommendations of Mr. Goldstein. Mr. Goldstein's restricted stock unit grant was made based on the recommendation of the independent compensation consultant and had a target value of $1,291,500. The Compensation Committee established specific quantitative, Company-wide performance vesting criteria for restricted stock unit awards to Mr. Goldstein and for each of the other executive officers and senior management of the Company. In addition, a three-year time vesting restriction also applies to all such awards.

During 2003, the Compensation Committee adopted Share Retention Guidelines applicable to executive officers and other members of senior management, requiring them, effective from January 1, 2004, and upon exercising stock options or realizing Company stock due to vesting of restricted stock or restricted stock units, to retain a specified portion of the Company shares realized after payment of the exercise price and income taxes related to the exercise. A covered individual would be exempt from the requirement if the individual owns shares of Common Stock having a value equal to a specified multiple of that individual's base salary, depending on the individual's grade level with the Company. The Compensation Committee adopted this requirement in order to further align the interests of the Company's executive officers and senior management with shareholders. The Compensation Committee monitored compliance with these Guidelines during 2005.

For 2005, the specific quantitative corporate performance level achieved for restricted stock units was 30% of target. Therefore, restricted stock unit awards to Mr. Goldstein and each of the other executive officers subject to performance as well as time vesting, were reduced to reflect 30% of the restricted stock units awarded. Such restricted stock units will vest in March 2008.

Incentive Compensation

During the first quarter of 2005 the Compensation Committee established the specific quantitative corporate performance criteria and award targets for Mr. Goldstein and for each of the other executive officers for (i) 2005 under the AIP and (ii) the 2005-2007 cycle under the Company's LTIP. In January 2006, the Compensation Committee also certified the level of achievement of the pre-established corporate performance goals under the AIP for 2005 and LTIP for the 2003-2005 performance cycle and determined the level of incentive compensation under each of those plans based on those achievements.

For 2005, the specific quantitative corporate performance level achieved did not reach threshold performance under the established AIP goals. Therefore no annual incentive award was earned by those executive officers, including Mr. Goldstein, whose annual incentive award was based solely on corporate performance. Other executive officers, whose annual incentive award was based on a mix of corporate performance and regional and/or functional performance goals, received annual incentive compensation for 2005 between 24.3% and 37.5% of his target incentive compensation for the year.

All of the Company's executive officers participate in the LTIP, although all were not eligible in 2003 as is required to receive payment for the 2003-2005 cycle. For the 2003-2005 cycle, the Company achieved in the aggregate 45.5% of the corporate performance goals, as a result of which each eligible executive officer, including Mr. Goldstein, received for 2003-2005 long-term incentive compensation equal to 45.5% of his or her target incentive compensation for the cycle.

*                                        *                                        *

In summary, the Compensation Committee believes the Company has an appropriate and competitive compensation policy, which is designed to attract and retain qualified executive officers and motivate them to create and enhance shareholder value. The Company's compensation policy soundly balances base salary, annual and long-term cash incentives, and restricted stock units for the CEO and executive officers. The Compensation Committee, with the assistance of an independent compensation consultant, periodically reviews both compensation levels for the CEO and other executive officers and the appropriate balance among the various components. This review is designed to assure that the Company's compensation program remains competitive and enables the Company to attract and retain high quality executives.

Compensation Committee
Peter A. Georgescu Chairman
Arthur C. Martinez Burton M. Tansky

SUMMARY COMPENSATION TABLE

The following table sets forth information for 2005, 2004 and 2003 relating to the compensation of the Chairman and Chief Executive Officer, and each of the other four most highly compensated executive officers of the Company who were serving at December 31, 2005.

	Annual Compensation				Long Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock $(3)(4)	Securities Underlying Options (#)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)
Richard A. Goldstein*	2005	1,120,000	0	59,849	398,034	0	546,000	5,178,823	(7)
Chairman and Chief	2004	1,120,000	933,800	70,700	1,488,760	0	1,751,040	38,883
Executive Officer	2003	1,120,000	308,000	74,354	0	140,000	2,682,433	742,495	(8)
James H. Dunsdon	2005	513,125	0	19,169	170,586	0	81,900	51,077
Chief Operating Officer	2004	415,000	231,015	14,343	696,745	0	237,120	42,234
	2003	353,399	24,750	10,673	0	35,000	476,583	35,785
D. Wayne Howard**	2005	474,150	0	25,836	142,155	0	133,383	2,389,995	(9)
Executive Vice President,	2004	459,250	184,892	24,607	531,720	0	417,331	19,455
Global Operations	2003	448,250	74,415	16,131	0	50,000	715,429	22,650
Douglas J. Wetmore	2005	459,000	0	21,805	99,824	0	119,028	57,772
Senior Vice President	2004	444,250	149,075	17,111	465,780	0	372,096	116,171
and Chief Financial Officer	2003	433,250	59,950	15,681	0	70,000	684,950	21,307
Nicolas Mirzayantz	2005	392,250	58,050	18,172	99,824	0	81,900	12,285
Senior Vice President,	2004	368,112	186,345	20,130	372,190	0	255,360	11,670
Fine Fragrances and Beauty Care, and Regional Manager, North America	2003	357,500	24,750	17,872	0	35,000	573,563	10,908

*	Will cease as Chairman and Chief Executive Officer on May 9, 2006.

**	Ceased as executive officer effective December 31, 2005.

(1)	Paid under the Company's AIP. Under the AIP, each named executive officer had an award target for 2005 based on the achievement of specific quantitative corporate performance goals, and Mr. Mirzayantz had an award target for 2005 which was also based on the achievement of specific derivative quantitative regional and category goals. All of these performance goals were established by the Compensation Committee of the Board at the beginning of 2005. For 2005, the corporate performance goals related to increases in revenue and operating profit as a percentage of sales. For 2005, the Company did not achieve the corporate performance goals under the AIP, as a result of which each named executive officer other than Mr. Mirzayantz did not receive any annual incentive compensation. For 2005, the Company achieved in the aggregate 0% of the regional goals and 129% of the category goals under the AIP for Mr. Mirzayantz, as a result of which Mr. Mirzayantz received annual incentive compensation equal to 32.3% of his target incentive compensation for the year.

(2)	Includes amounts in respect of (a) the personal use of automobiles provided by the Company in 2005: Mr. Goldstein—$19,801, Mr. Dunsdon—$10,787, Mr. Howard—$18,836, Mr. Wetmore— $18,805, Mr. Mirzayantz—$6,776; in 2004: Mr. Goldstein—$19,636, Mr. Dunsdon—$6,235, Mr. Howard—$17,607, Mr. Wetmore—$13,611, Mr. Mirzayantz—$8,897; in 2003: Mr. Goldstein— $14,250, Mr. Dunsdon—$2,830, Mr. Howard—$8,631, Mr. Wetmore—$12,181, Mr. Mirzayantz— $7,072; (b) financial planning services in 2005: Mr. Goldstein—$19,155, Mr. Dunsdon—$8,382, Mr. Howard—$4,000, Mr. Mirzayantz—$8,396; in 2004: Mr. Goldstein—$20,377, Mr. Dunsdon—

$8,108, Mr. Howard—$4,000, Mr. Mirzayantz—$8,233; in 2003: Mr. Goldstein—$37,458, Mr. Dunsdon—$7,843, Mr. Howard—$4,500, Mr. Mirzayantz—$7,800; (c) club memberships in 2005: Mr. Goldstein—$20,893, Mr. Howard—$3,000, Mr. Wetmore—$3,000, Mr. Mirzayantz—$3,000; in 2004: Mr. Goldstein— $30,687, Mr. Howard—$3,000, Mr. Wetmore—$3,500, Mr. Mirzayantz—$3,000; in 2003: Mr. Goldstein—$22,646, Mr. Howard—$3,000, Mr. Wetmore—$3,500, Mr. Mirzayantz—$3,000.

(3)	On March 8, 2005 each named executive officer was granted an award of Restricted Stock Units (‘‘RSUs’’) containing corporate performance criteria, in addition to time restrictions. The performance criteria related to earnings per share achieved in 2005 and return on invested capital achieved in 2005. At its meeting held on January 23, 2006, the Compensation Committee determined the extent to which the corporate performance criteria were satisfied and approved the final number of RSUs awarded to each executive officer; each executive officer received 30% of the RSUs originally granted to him. The dollar value of RSUs granted in 2005 is based on the final number of RSUs awarded to each executive officer. The RSUs awarded remain subject to time restrictions. Based on the closing price of the Company's Common Stock on December 30, 2005, and taking into account the final number of RSUs awarded to each executive officer based on the extent of achievement of the 2005 corporate performance criteria, the total dollar value of RSUs (and the total number of RSUs) held on that date (including RSUs granted in 2004) were as follows: Mr. Goldstein—$1,741,531 (51,986 RSUs), Mr. Dunsdon—$777,301 (23,203 RSUs), Mr. Howard—$621,995 (18,567 RSUs), Mr. Wetmore—$525,213 (15,678 RSUs), Mr. Mirzayantz—$435,634 (13,004 RSUs).

(4)	Excludes unvested premium share units in the IFF Stock Fund credited to the accounts of the named executive officers who participate in the DCP. Based on the closing price of the Company's Common Stock on December 30, 2005, the aggregate number and dollar value of unvested premium share units in the IFF Stock Fund credited to such accounts was: Mr. Dunsdon—1,657 shares or $55,510, Mr. Howard—460 shares or $15,410, Mr. Wetmore—2,867 shares or $96,045. Such premium share units are subject to forfeiture. Except for such premium share units, the performance incentive award held by Mr. Goldstein and the RSUs described above, no other named executive officer holds restricted stock.

(5)	Paid under the Company's LTIP. Under the LTIP, each executive officer had an award target for the 2003-2005 performance cycle based on the achievement of specific quantitative corporate performance goals, which were established by the Compensation Committee at the beginning of the cycle. For the 2003-2005 cycle, these objectives related to improvements in earnings per share and return on invested capital. For the 2003-2005 performance cycle, the Company achieved in the aggregate 45.5% of the corporate performance goals under the LTIP, as a result of which each executive officer received long-term incentive compensation equal to 45.5% of his or her target incentive compensation for the cycle. Awards under the LTIP are made in cash, but executive officers may elect to defer LTIP awards under the Company's DCP.

(6)	Includes the following amounts paid, matched or set aside by the Company under the Company's Retirement Investment Fund Plan (401k), a defined contribution plan, and the DCP (including the dollar amount, on the date of contribution, of premium shares credited to the accounts of participants in the DCP), for 2005: Mr. Goldstein—$30,000, Mr. Dunsdon—$48,842, Mr. Howard —$26,764, Mr. Wetmore—$56,870, Mr. Mirzayantz—$11,768; for 2004: Mr. Goldstein—$32,350, Mr. Dunsdon—$40,957, Mr. Howard—$18,518, Mr. Wetmore—$115,382, Mr. Mirzayantz—$11,228; for 2003: Mr. Goldstein—$30,375, Mr. Dunsdon—$34,632, Mr. Howard—$21,832, Mr. Wetmore —$20,568, Mr. Mirzayantz—$10,500. Also includes the following amounts paid in respect of life insurance coverage under the Company's Executive Death Benefit Program: for 2005: Mr. Goldstein—$8,256, Mr. Dunsdon—$2,236, Mr. Howard—$1,070, Mr. Wetmore—$902, Mr. Mirzayantz —$518; for 2004: Mr. Goldstein—$6,533, Mr. Dunsdon—$1,277, Mr. Howard—$937, Mr. Wetmore —$789, Mr. Mirzayantz—$442; for 2003: Mr. Goldstein—$5,870, Mr. Dunsdon—$1,153, Mr. Howard —$818, Mr. Wetmore—$740, Mr. Mirzayantz—$409. No participant in this Program has or will have any interest in the cash surrender value of the underlying insurance policy.

(7)	In addition to the amounts described in note (6) above, includes $5,140,567 currently estimated to be paid or payable through 2008 under the terms of a proposed separation arrangement with Mr. Goldstein. See ‘‘Employment Contracts and Termination of Employment and Change-in Control Arrangements’’ at page 20.

(8)	In addition to the amounts described in note (6) above, includes $706,250 paid to Mr. Goldstein pursuant to the MOU in respect of long term incentive payments that he forfeited by leaving his prior employer. See ‘‘Employment Contracts and Termination of Employment and Change-in-Control Arrangements’’ at page 20.

(9)	In addition to the amounts described in note (6) above, includes $2,362,160 paid or payable through 2008 under the terms of a separation agreement with Mr. Howard. See ‘‘Employment Contracts and Termination of Employment and Change-in Control Arrangements’’ at page 20.

OPTION/SAR GRANTS IN 2005

No options or stock appreciation rights (‘‘SAR’s’’) were granted to the persons named in the Summary Compensation Table in 2005.

AGGREGATED OPTION EXERCISES IN 2005 AND OPTIONS/SAR VALUES AT DECEMBER 31, 2005

The following table provides information as to options exercised in 2005 by each of the persons named in the Summary Compensation Table and the value of options held by each such person at December 31, 2005 measured in terms of the closing price of the Common Stock on December 31, 2005. No SARs are outstanding.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End (#) Exercisable/Unexercisable	Value of Unexercised In the Money Options at FY End ($) Exercisable/Unexercisable
R.A. Goldstein	0	0	1,034,333/46,667	1,081,332/169,868
J. Dunsdon	0	0	81,083/11,667	371,664/42,468
D.W. Howard	0	0	208,333/16,667	1,014,482/60,668
D.J. Wetmore	0	0	131,542/23,333	126,988/84,932
N. Mirzayantz	0	0	135,333/11,667	332,882/42,468

EQUITY COMPENSATION PLANS

The following table provides information about the Company's Common Stock that may be issued upon the exercise of options or vesting of restricted stock units or deferred stock under all of the Company's equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	6,576,342(2)	$28.39(3)	7,664,336(4)
Equity compensation plans not approved by security holders (5)	1,091,313(6)	$28.57(3)	4,330,124(7)
Total	7,667,655	$28.42(3)	11,994,460

(1)	Represents the 2000 SAIP, the 2000 Stock Option Plan for Non-Employee Directors, the 1997 Employee Stock Option Plan, the Employee Stock Option Plan of 1992, the 1990 Stock Option Plan for Non-Employee Directors, the Employee Stock Option Plan of 1988 and the Global Employee Stock Purchase Plan ("GESPP"). Also includes the 1997 Employee Stock Option Plan for The Netherlands, the Employee Stock Option Plan of 1992 for The Netherlands and the Employee Stock Option Plan of 1988 for The Netherlands, each of which forms a subpart of and as to which shares are issuable under the 1997 Employee Stock Option Plan, the Employee Stock Option Plan of 1992 and the Employee Stock Option Plan of 1988, respectively. The 2000 SAIP provides for the award of stock options, restricted stock units and other equity-based awards.

(2)	Excludes the Performance Incentive Award of 200,000 shares of restricted Common Stock granted to Mr. Goldstein, Chairman and Chief Executive Officer, on August 1, 2002. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" at page 20. Also excludes 4,295,303 shares remaining available for issuance under the GESPP. Includes a total of 927,919 outstanding and unvested RSU's under the 2000 SAIP.

(3)	Weighted average exercise price of outstanding options; excludes the PIA granted to Mr. Goldstein, restricted stock units and shares credited to accounts of participants in the DCP.

(4)	Includes 4,295,303 shares available for future issuance under the GESPP. Does not include 1,117,375 options outstanding as of December 31, 2005 under the 1997 Employee Stock Option

Plan (including the 1997 Employee Stock Option Plan for The Netherlands). Pursuant to approval of shareholders at the Annual Meeting held on May 7, 2002, shares authorized under the 1997 Employee Stock Option Plan, but not used thereunder for any reason, are added to shares available for awards under the 2000 SAIP. As a result, any outstanding options under the 1997 Employee Stock Option Plan that are cancelled will become available for grant under the 2000 SAIP.

(5)	Represents the 2000 Supplemental Stock Award Plan (the "2000 Supplemental Plan"), the DCP and the pool of shares to be used for annual awards of 1,000 shares to each non-employee director.

(6)	Excludes shares of the Company's Common Stock credited to participant's accounts as of December 31, 2005 and issuable under the DCP. Also excludes deferred annual awards of 1,000 shares each made to non-employee directors.

(7)	Includes 3,984,539 shares remaining available for issuance under the DCP and 51,750 shares remaining available for issuance from the pool of shares to be used for annual awards of 1,000 shares to each non-employee director.

2000 Supplemental Stock Award Plan and Directors' Annual Stock Award Pool

On November 14, 2000, the Company's Board of Directors approved the 2000 Supplemental Plan. Under applicable NYSE rules the 2000 Supplemental Plan did not require approval by shareholders. The 2000 Supplemental Plan is a stock-based incentive plan designed to attract, retain, motivate and reward employees and certain other persons who provide substantial services to the Company, but excluding all executive officers and directors of the Company. Under the 2000 Supplemental Plan, eligible participants may be granted nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, stock granted as a bonus or in lieu of another award, dividend equivalents, other stock based awards or conditional rights to receive stock or other awards (performance awards) (collectively, ‘‘Awards’’) under terms and conditions that are identical to those under the Company's shareholder-approved 2000 SAIP. Unlike under the 2000 SAIP, however, no cash awards may be granted under the 2000 Supplemental Plan. The total number of shares of the Company's Common Stock reserved for Awards under the 2000 Supplemental Plan is 4,500,000 of which a total of 1,091,313 options were outstanding as of December 31, 2005 and 293,835 remained available for grant as of that date.

In September 2000, the Company's Board of Directors authorized and reserved a pool of 100,000 shares of the Company's Common Stock to be used for annual awards of 1,000 shares to each non-employee director of the Company on October 1 of each year. The shares may be issued out of authorized but unissued shares or treasury shares. Under applicable NYSE rules this pool did not require approval by shareholders.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

In connection with Mr. Goldstein's appointment as Chairman and Chief Executive Officer of the Company in June 2000, the Company negotiated with Mr. Goldstein, and the Board approved, a five-year Memorandum of Understanding (‘‘MOU’’) setting forth the terms of Mr. Goldstein's employment by the Company. The principal terms of the MOU were:

(a)   Mr. Goldstein was to be employed by the Company as its Chairman and Chief Executive Officer for a term of five years effective June 1, 2000.

(b)   Mr. Goldstein's annual base salary was to be not less than $900,000, the level established by the Board.

(c)   For 2000 Mr. Goldstein was guaranteed and received an annual incentive compensation award of $540,000, 60% of his $900,000 base salary. For years after 2000 Mr. Goldstein's annual incentive compensation was subject to the attainment of certain annual corporate performance goals approved by the Board under the 2000 SAIP. For 2003, 2004 and 2005 those corporate performance goals were identical to the corporate performance goals applicable to all other executive officers of the Company.

(d)   For 2000 Mr. Goldstein was guaranteed and received a long-term incentive compensation award of $720,000, 80% of his $900,000 base salary. For periods after 2000 Mr. Goldstein's long-term incentive compensation was subject to the attainment of certain corporate long-term performance goals approved by the Board under the 2000 SAIP. For the 2003-2005, 2004-2006 and 2005-2007 cycles of the Long-Term Incentive Plan, those corporate performance goals were identical to those applicable to all other executive officers of the Company.

(e)   On June 1, 2000 Mr. Goldstein was granted options to purchase 700,000 shares of the Company's Common Stock. Of these options, an option for 500,000 shares was a ‘‘sign-on’’ grant; an option for 100,000 shares was to compensate Mr. Goldstein for his forfeiture, upon his leaving Unilever United States, Inc. ("Unilever US"), of unvested options to purchase stock of Unilever plc; and an option for 100,000 shares was Mr. Goldstein's 2000 annual grant. The ‘‘sign-on’’ grant, made under the Company's 1997 Stock Option Plan, was immediately exercisable and will remain exercisable for the full option term irrespective of Mr. Goldstein's employment status, or until death, if earlier, except that if Mr. Goldstein's employment had been terminated for cause prior to a ‘‘Change-in-Control’’ (see ‘‘Executive Separation Policy’’ below at page 23), the unexercised portion of the option would have been immediately forfeited. The other grants were made under the 2000 SAIP, and are subject to the same terms and conditions as grants to other executive officers under the 2000 SAIP. Mr. Goldstein was also entitled to, and has received, annual option grants or restricted stock unit grants with a value as of the grant date, based on the Black-Scholes model of option or restricted stock unit valuation, of not less than $590,000.

(f)   Mr. Goldstein was entitled to receive from the Company $2,118,750 in respect of long term incentive payments that he forfeited by leaving Unilever US (‘‘Unilever LTIP’’). Payments in respect of Unilever LTIP were to be made at the same times, and in the same amounts, as they would have been made to Mr. Goldstein had he remained an employee of Unilever US. An installment of $706,250 was paid to Mr. Goldstein in each of March 2001, March 2002 and March 2003.

(g)   Mr. Goldstein was entitled to participate in all of the Company's benefit plans and programs applicable to all Company executive officers. In addition, the Company was required to provide Mr. Goldstein with (i) those benefits that he was receiving at Unilever US that were not otherwise provided under the Company's plans and programs, and (ii) with respect to benefits provided by both Unilever US and the Company but as to which the Company's benefits were less generous than those Mr. Goldstein was receiving from Unilever US, the same benefit level as he was receiving from Unilever US. Mr. Goldstein did not receive any additional benefits pursuant to this understanding.

(h)   In no event would Mr. Goldstein receive aggregate pension benefits from the Company and Unilever US that are less than the pension benefits he would have received had he continued to be employed by Unilever US for an additional five-year period. However, if he retires from the Company after completing five years of service with the Company, his Company pension will be based on the period of his service with the Company only. If he had retired from the Company before completing five years of service, his Company pension would have been based on a combination of his service with the Company and his service with Unilever US totaling five years. After calculating the aggregate of his actual Company pension and his actual pension from Unilever US, the Company will supplement that total with an amount equal to the difference between what his pension would have been had he continued to be employed by Unilever US for the additional five-year period and such aggregate actual pensions.

Mr. Goldstein participates in and is entitled to the benefits of the Company's Executive Separation Policy (the ‘‘ESP’’), described below at page 23. Prior to 2003, Mr. Goldstein was reimbursed for incidental business-related and other expenses up to $120,000 per year. In 2001 and 2002, housing and personal expenses of $42,411 and $44,976, respectively, were reimbursed to Mr. Goldstein. In 2003 the Compensation Committee recommended, and the Board approved, that the $120,000 amount be reclassified as salary, effective January 1, 2003, and that Mr. Goldstein would not be reimbursed for any expenses other than expenses that would be reimbursed to Company executive officers.

Effective August 1, 2002, the Board granted a Performance Incentive Award (the ‘‘PIA’’) under the 2000 SAIP to Mr. Goldstein. The PIA has two objectives: (a) to drive superior long term corporate performance on behalf of shareholders; and (b) to retain and reward Mr. Goldstein for such performance over the following five years. The PIA has the following terms and conditions:

(a)   The PIA has three performance/vesting periods, commencing as of August 1, 2002:

Period	Award Opportunity
3 years ending July 31, 2005	25% of grant (50,000 shares)
4 years ending July 31, 2006	25% of grant (50,000 shares)
5 years ending July 31, 2007	50% of grant (100,000 shares)

(b)   To earn any award, Mr. Goldstein must continue to serve as the Company's Chief Executive Officer through the end of such performance/vesting period.

(c)   During each performance period, Mr. Goldstein may earn the following portions of each installment of the award based on the Company's Total Shareholder Return (‘‘TSR’’) during the performance periods as measured against a selected group of 21 companies (the ‘‘Comparison Group’’):

(i)   100% of the installment if the Company's TSR is above the 75th percentile of the Comparison Group; or

(ii)   50% of the installment if the Company's TSR is above the 50th percentile and up to the 75th percentile of the Comparison Group.

Based on the Company’s TSR during the performance period ending July 31, 2005, no shares were earned.

(d)   Unless otherwise determined by the Compensation Committee, the installment of the PIA for any performance period is to be forfeited if:

(i)   the Company's TSR was at or below the 50th percentile of the Comparison Group; and/or

(ii) the Company's TSR was negative, irrespective of the Company's ranking within the Comparison Group.

(e)   If all or a portion of an installment of the PIA for either of the first two performance periods is not earned, up to the full PIA may still be earned based on the Company's TSR for the full five-year PIA performance award period.

(f)   The Compensation Committee may adjust the composition of the Comparison Group or other provisions of the PIA in the event of changes in the business or performance of a Comparison Group company or the Company or in the event of other factors deemed relevant by the Compensation Committee, provided that the adjustment would not cause the performance goals not to meet the ‘‘performance goal requirement’’ set forth in Section 162(m) of the Internal Revenue Code.

(g)   Prior to vesting or forfeiture, Mr. Goldstein has voting rights over and rights to receive dividends on all shares subject to the PIA.

Effective as of the 2006 Annual Meeting, Mr. Goldstein's role as Chairman of the Board and Chief Executive Officer will cease. The terms of his separation arrangement are currently being negotiated, and will be filed by the Company with the SEC when finalized.

As of January 13, 2006, Mr. Howard and the Company entered into a separation agreement in connection with Mr. Howard’s termination of employment with the Company. The principal terms of the agreement are:

(a)   Mr. Howard resigned as Executive Vice President of the Company effective as of January 1, 2006, but remained a full-time employee of the Company through February 28 , 2006, his separation date. Until February 28, 2006, Mr. Howard provided transitional assistance to those employees of the Company who assumed the responsibilities previously held by him.

(b)   Mr. Howard continued to receive his base salary of $39,850 per month ($478,200 per year) through February 28, 2006. Thereafter Mr. Howard will be entitled to be paid severance of $47,012.58 per month for twenty-four months, or an aggregate of $1,128,302, representing his severance entitlement under the Company's ESP. During the twenty-four month severance period he also continues to be eligible to participate in the Company’s medical, dental and life insurance (executive death benefit) plans, and he is entitled to receive financial planning and outplacement services.

(c)   Mr. Howard will be entitled to incentive compensation as follows:

(i) if the Compensation Committee approves the payment of AIP awards to executive officers for 2006 based on achievement against pre-established performance criteria, Mr. Howard will be entitled to a payment of the same AIP award in respect of 2006 that is paid to others with the same target award and pre-established performance objectives as he had, which award will be prorated to reflect the time Mr. Howard was employed by the Company in 2006 (i.e. 2/12ths of the annual award). Mr. Howard’s AIP award, if any, will be paid to him in early 2007 at the same time as incentive compensation awards under the AIP are paid to employees of the Company generally.

(ii) if the Compensation Committee approves the payment of LTIP awards to executive officers for the 2004-2006 and 2005-2007 performance cycles based on achievement against pre-established performance criteria, Mr. Howard will be entitled to receive 72% of any LTIP award that is paid to others with the same target award as he had in respect of the 2004-2006 performance cycle, and 39% of any LTIP award that is paid to others with the same target award as he had in respect of the 2005-2007 performance cycle. The amounts that Mr. Howard would be paid if the target award levels for the 2004-2006 and 2005-2007 LTIP performance cycles are attained would be $216,883 and $120,878 respectively. Any awards under the LTIP for the 2004-2006 and 2005-2007 performance cycles will be paid to Mr. Howard in early 2007 and 2008 at the same times as awards under those cycles of the LTIP are paid to other participants in those LTIP cycles. Mr. Howard was also entitled to receive, and did receive, an LTIP award of $133,383 in respect of the 2003-2005 performance cycle.

Mr. Howard is not eligible to participate in the Company's AIP for any year after 2006 or in any cycle of the Company's LTIP commencing after 2005.

(d)   The exercisability, lapsing and forfeiture of stock options granted to Mr. Howard prior to execution of his separation agreement are governed by the terms of his various stock option agreements and the stock award plans under which those options were granted. As determined by the Compensation Committee of the Board of Directors, since Mr. Howard was employed by the

Company during the performance periods relevant to the final number of Restricted Stock Units (‘‘RSU’s’’) awarded to him for 2004 and 2005, those RSU awards will continue to vest on their normal vesting schedule. Accordingly, a total of 15,192 RSU’s and 3,375 RSU’s granted to Mr. Howard will vest on May 11, 2007 and March 8, 2008, respectively.

(e)   Mr. Howard is vested in the benefits that he accrues as of February 28, 2006 under the Company’s Pension Plan and Supplemental Retirement Plan, as well as under the Company’s Retirement Investment Fund Plan (401(k)) and Deferred Compensation Plan, subject to the requirements of those plans.

(f)   Mr. Howard is subject to other provisions of his separation agreement and the ESP, including a provision that Mr. Howard will not, during the severance period, engage in certain activities that are competitive with the Company.

Executive Separation Policy

The Board has adopted the ESP and has authorized participation in the ESP by the executive officers of the Company. The ESP covers separations from the Company, including within two years following a ‘‘Change-in-Control’’ (a ‘‘CIC,’’ the definition of which is summarized below). All of the officers named in the Summary Compensation Table (see ‘‘Summary Compensation Table’’ at page 15) are covered by the ESP's ‘‘Tier I’’ payments and benefits, described below. The ESP was originally adopted by the Board in 2000. In December 2004, the Board amended the ESP with the overall effect of reducing the level of benefits for participants in Tier I and Tier II, while expanding the coverage of the ESP to additional employees in a new Tier III. Benefits for Tier III participants, none of whom are executive officers, are similar to those for Tier I and Tier II participants but at reduced levels.

Under the ESP, a participant whose employment with the Company is terminated without cause, as defined in the ESP, at any time other than within the two years following a CIC, receives severance, calculated on a monthly basis, equal to the sum of (1) the participant's monthly base salary at the date of termination and (2) 1/12th of the average of the participant's three most recent annual incentive compensation awards, in each case payable as ‘‘salary continuation’’ over a period of 24 months, in the case of a Tier I participant, and 18 months, in the case of a Tier II participant, or until the participant attains age 65, if earlier. The participant is also entitled to a pro rata bonus for the year of termination and continuation of medical, dental and insurance benefits for the applicable severance period. For this type of termination, the ESP provides no additional pension credit to the participant, and stock options and other long-term awards are exercisable or payable only in accordance with their terms apart from the ESP, unless otherwise determined by the Compensation Committee.

A participant terminated without cause or electing to terminate his or her employment with the Company for ‘‘good reason’’ (the definition of which is summarized below) during the two years following a CIC is entitled to the following:

(a) a lump-sum payment equal to three times, in the case of a Tier I participant, and two times, in the case of a Tier II participant, the aggregate of (i) the participant's highest annual salary during the five years immediately preceding separation and (ii) the higher of (A) the participant's average annual incentive award for the most recent three years or (B) his or her target annual incentive award for the year of separation;

(b) a lump-sum payment of a prorated portion of the long-term incentive award for each long-term incentive plan cycle then in progress, with the amount of the award to equal the target award for each performance cycle prorated based on the portion of the performance cycle completed at the time of termination of employment;

(c) a lump-sum payment of a prorated portion of the target annual incentive award for the year of termination, with proration based on the portion of the year completed at the time of termination of employment;

(d) 100% vesting of outstanding options, with the remainder of the option term to exercise the participant’s options; provided that, if the applicable stock option plan does not permit the option to vest and remain outstanding for the remainder of the option term, the option will be cashed out based on the spread between the exercise price and the highest of (i) the market price of Common Stock on the date of termination, (ii) the price of Common Stock in any published tender offer or any merger or acquisition agreement within one year before or after the CIC, or (iii) the market price of Common Stock on the date of the CIC;

(e) 100% vesting of outstanding restricted stock and stock unit awards and, unless validly waived or deferred by the participant, settlement of stock unit awards promptly following termination;

(f) credit for an additional three years, in the case of a Tier I participant, and two years, in the case of a Tier II participant, of service and age for pension calculation purposes, with the assumption that annual compensation would have continued during such additional period, and with the Company to fully fund any supplemental pension obligations through a rabbi trust; and

(g) continuation of medical and dental coverage for the lesser of three years, in the case of a Tier I participant, and two years, in the case of a Tier II participant, or until the participant obtains new employment providing similar benefits.

If following a CIC a participant becomes entitled to payments that would trigger the golden parachute excise tax or similar taxes (‘‘Excise Taxes’’), the Company will pay an additional amount (a ‘‘Gross-Up Payment’’) so that the after-tax value of the participant's severance payments and benefits under the ESP would be the same as though no Excise Taxes applied (the Gross-Up Payment includes amounts offsetting additional income taxes and other adverse tax effects resulting from the Gross-Up Payment). If, however, a limited reduction of severance payments or in the vesting of equity awards would avoid the Excise Taxes, severance or such vesting will be reduced in order to eliminate the need for a Gross-Up Payment. This reduction will be made, however, only if it would not exceed 10% of the amount of payments that could be received by the participant without triggering the Excise Taxes.

The ESP provides for payments and benefits in the event of a participant's death, disability or retirement at or after age 62. In such case prior to a CIC, the participant will receive a prorated portion of the annual incentive and LTIP awards that would have become payable based on performance for the full year or multi-year performance period, and restricted stock and stock unit awards will become fully vested and settled (unless validly deferred). In the event of death, disability or retirement within two years after a CIC, the ESP provides that the participant would receive the same payout of annual incentive and LTIP awards and vesting of options and restricted stock and stock units as in the case of a termination by the Company not for cause, except that options will remain outstanding for no more than one year following death and three years following termination due to disability.

Under the ESP, a CIC is deemed to have occurred if:

(i) a person or group acquires Company securities and thereby becomes a beneficial owner of 40% or more of the voting power in the Company;

(ii) Board members as of September 1, 2000 and any new director (other than a person who became a director in a contested election) whose election or nomination was approved or recommended by at least two-thirds (2/3) of the directors who either were directors on September 1, 2000 or whose election or nomination was previously so approved or recommended, cease for any reason to constitute at least a majority of the Board;

(iii) immediately after a merger, consolidation, recapitalization, or reorganization of the Company, either new members constitute a majority of the board of the principal surviving entity or the voting securities of the Company outstanding immediately before the event do not represent at least 60% of the voting power in the principal surviving entity; or

(iv) the shareholders of the Company have approved a plan of complete liquidation and such liquidation has commenced, or a sale or disposition of all or substantially all of the Company's assets (or a similar transaction) has been consummated, with all material contingencies satisfied or waived.

Under the ESP, ‘‘good reason’’ means the occurrence of any of the following events, unless the participant has consented in writing to such event:

(i) a reduction in the participant's base salary as in effect before the CIC;

(ii) (a) the failure by the Company to continue any compensation or benefit plan in which the participant was a participant prior to the CIC, unless it is replaced by a comparable plan or it terminates due to its normal expiration, or (b) other Company actions or omissions that would materially adversely affect the participant's continued participation in such a plan;

(iii) an adverse change in the participant's position, level, authority and responsibilities or assignment of responsibilities materially inconsistent with the participant's position immediately prior to the CIC;

(iv) relocation of the participant more than 45 miles from the participant's office before the CIC; or

(v) the failure of a successor to assume the Company's obligations under the ESP.

However, good reason will exist only if the participant gives notice to the Company and the Company fails to correct its conduct within 30 days.

The ESP provides generally that, upon a CIC, options will become fully vested and exercisable, and forfeiture and deferral conditions and other restrictions on restricted stock and other equity awards will end except to the extent waived by the employee. The effect of a CIC on performance-based vesting conditions of awards is governed by the plan and agreements relating to the specific award. Payments and benefits under the ESP may be limited if the participant can remain employed by a business unit that is sold or otherwise separated from the Company prior to a CIC, if that business unit provides severance protections comparable to the ESP.

As a condition of the participant's right to receive severance payments and benefits, the ESP requires that he or she not engage in competition with the Company, induce customers, suppliers or others to curtail their business with the Company or induce employees or others to terminate employment or service with the Company. These restrictions apply prior to a CIC both while the participant is employed and for any post-termination period in which the participant is receiving severance payments. The ESP also conditions severance payments and benefits on the participant meeting commitments with respect to confidentiality, cooperation in litigation, and return to the Company of its property. Certain gains realized by the participant by exercises of options and settlements of other equity awards will be forfeited if he or she fails to meet the commitments described in this paragraph.

Some payments and benefits may be limited or their timing altered under Internal Revenue Code (the ‘‘Code’’) Section 409A, which regulates deferred compensation. In particular, some amounts payable to Tier I participants upon termination may be delayed until six months after termination.

Pension Plans

All of the executive officers named in the Summary Compensation Table are participants in the Company's Pension Plan, a defined benefit plan, under which the Company makes periodic payments computed on an actuarial basis providing for fixed benefits for members in the event of retirement on or after age 65 or on or after age 55 with at least 10 years of service. Unreduced benefits may also be payable in the event of retirement on or after age 62. Benefits under the Pension Plan are calculated with respect to a five-year average of participating employees' covered compensation (base salary or wage plus bonus), subject to an offset for amounts received as Social Security benefits for service after November 30, 1979. The table below indicates, for purposes of illustration, the approximate amounts of annual retirement income (subject to the above Social Security offset and without taking into account any limitations under the Code) that would have been payable upon retirement at December 1, 2005 on a straight life basis, under various assumptions as to salary and years of service, to employees in higher salary classifications who participate in the Pension Plan, including the persons named above in the Summary Compensation Table. Messrs. Goldstein, Dunsdon, Howard, Wetmore and Mirzayantz currently have 6, 5, 10, 14 and 14 years of service, respectively, under the Pension Plan. To the extent that the amounts of annual retirement income exceed the maximum benefit and compensation limitations, including limitations under Section 415 and Section 401(a)(17) of the Code, such amounts are payable in the same form and manner under the Company's unfunded Supplemental Retirement Plan (‘‘SRP’’). Mr. Goldstein, in addition to being a participant in the Company's Pension Plan and SRP, has a separate unfunded arrangement under the MOU providing for pension benefits, the amount of which is currently being finalized. See ‘‘Employment Contracts and Termination of Employment and Change-in-Control Arrangements’’ at page 20. Pursuant to a separate unfunded agreement entered into when Mr. Howard was hired by the Company, since Mr. Howard completed five years of service with the Company in 2005, he was credited with an additional five years of service. Mr. Mirzayantz, who has six years of service with the Company's French subsidiary and contributed to its retirement plans, will also be entitled to payments under those plans at the time of his retirement. Such amounts will be less than those set forth in the table below.

Average Compensation	Estimated annual pension for specified years of service
	5	10	15	20	25	30	35	40
$ 400,000	$34,544	$69,088	$103,632	$138,176	$172,720	$195,885	$216,205	$236,525
500,000	43,180	86,360	129,540	172,720	215,900	244,856	270,256	295,656
600,000	51,816	103,632	155,448	207,264	259,080	293,827	324,307	354,787
700,000	60,452	120,904	181,356	241,808	302,260	342,798	378,358	413,918
800,000	69,088	138,176	207,264	276,352	345,440	391,770	432,410	473,050
900,000	77,724	155,448	233,172	310,896	388,620	440,741	486,461	532,181
1,000,000	86,360	172,720	259,080	345,440	431,800	489,712	540,512	591,312
1,100,000	94,996	189,992	284,988	379,984	474,980	538,683	594,563	650,443
1,200,000	103,632	207,264	310,896	414,528	518,160	587,654	648,614	709,574
1,300,000	112,268	224,536	336,804	449,072	561,340	636,626	702,666	768,706
1,400,000	120,904	241,808	362,712	483,616	604,520	685,597	756,717	827,837
1,500,000	129,540	259,080	388,620	518,160	647,700	734,568	810,768	886,968
1,600,000	138,176	276,352	414,528	552,704	690,880	783,539	864,819	946,099
1,700,000	146,812	293,624	440,436	587,248	734,060	832,510	918,870	1,005,230
1,800,000	155,448	310,896	466,344	621,792	777,240	881,482	972,922	1,064,362
1,900,000	164,084	328,168	492,252	656,336	820,420	930,453	1,026,973	1,123,493
2,000,000	172,720	345,440	518,160	690,880	863,600	979,424	1,081,024	1,182,624
2,100,000	181,356	362,712	544,068	725,424	906,780	1,028,395	1,135,075	1,241,755
2,200,000	189,992	379,984	569,976	759,968	949,960	1,077,366	1,189,126	1,300,886
2,300,000	198,628	397,256	595,884	794,512	993,140	1,126,338	1,243,178	1,360,018
2,400,000	207,264	414,528	621,792	829,056	1,036,320	1,175,309	1,297,229	1,419,149
2,500,000	215,900	431,800	647,700	863,600	1,079,500	1,224,280	1,351,280	1,478,280
2,600,000	224,536	449,072	673,608	898,144	1,122,680	1,273,251	1,405,331	1,537,411
2,700,000	233,172	466,344	699,516	932,688	1,165,860	1,322,222	1,459,382	1,596,542
2,800,000	241,808	483,616	725,424	967,232	1,209,040	1,371,194	1,513,434	1,655,674
2,900,000	250,444	500,888	751,332	1,001,776	1,252,220	1,420,165	1,567,485	1,714,805
3,000,000	259,080	518,160	777,240	1,036,320	1,295,400	1,469,136	1,621,536	1,773,936
3,100,000	267,716	535,432	803,148	1,070,864	1,338,580	1,518,107	1,675,587	1,833,067
3,200,000	276,352	552,704	829,056	1,105,408	1,381,760	1,567,078	1,729,638	1,892,198
3,300,000	284,988	569,976	854,964	1,139,952	1,424,940	1,616,050	1,783,690	1,951,330
3,400,000	293,624	587,248	880,872	1,174,496	1,468,120	1,665,021	1,837,741	2,010,461
3,500,000	302,260	604,520	906,780	1,209,040	1,511,300	1,713,992	1,891,792	2,069,592
3,600,000	310,896	621,792	932,688	1,243,584	1,554,480	1,762,963	1,945,843	2,128,723
3,700,000	319,532	639,064	958,596	1,278,128	1,597,660	1,811,934	1,999,894	2,187,854
3,800,000	328,168	656,336	984,504	1,312,672	1,640,840	1,860,906	2,053,946	2,246,986
3,900,000	336,804	673,608	1,010,412	1,347,216	1,684,020	1,909,877	2,107,997	2,306,117

Following the acquisition by the Company of Bush Boake Allen Inc. (‘‘BBA’’) in November 2000, the Pension Plan for Eligible Employees of Bush Boake Allen Inc. was merged with the Company's Pension Plan as of December 31, 2000. Benefit accruals under the BBA Pension Plan were frozen as of that date. Benefit service for former BBA employees under the Company's Pension Plan starts as of December 1, 2000. Former BBA employees will receive a frozen accrued benefit under the BBA Pension Plan plus a benefit under the Company's Pension Plan for service after December 1, 2000. In addition to the benefit determined under the table above for service after December 1, 2000, Mr. Dunsdon, formerly an employee of BBA, is entitled, as of December 31, 2005 to an annual benefit of $8,676 based on his service in the United States with BBA and an annual benefit of £81,761 ($141,446 as of December 31, 2005), based on his service in the United Kingdom with BBA.

Compensation Committee Interlocks

The members of the Compensation Committee during 2005 were Messrs. Georgescu, Martinez and Tansky.

Related Party Matters

Dr. Blobel is a cofounder of Chromocell Corporation (‘‘Chromocell’’). Chromocell pays Dr. Blobel a nominal advisory fee of $2,000 per year for scientific advice to Chromocell with respect to its research efforts and programs. Dr. Blobel does not receive any other compensation from Chromocell (other than reimbursement of certain expenses) and is not an officer, director or employee of Chromocell. In addition, Dr. Blobel has received equity as a founder of Chromocell and has a 3.9% equity interest in Chromocell.

The Company and Chromocell have entered into research agreements under which Chromocell is conducting a program to develop for the Company three distinct cell lines with related high throughput assays to assist the Company in creating new flavor ingredients. Through early 2006, Chromocell supplied two of the cell lines and assays to the Company and was paid $2 million therefor. The efficacy of the third and final cell line and assay is being considered by the parties. If deemed acceptable, it will result in an additional $1 million payment and bring to a close the current research agreements between the Company and Chromocell.

The Company and Chromocell have entered into a supply agreement under which the Company will have an exclusive right to use the cell lines and assays for the development of new flavor materials. The supply agreement is anticipated to have the Company pay Chromocell milestone payments and a running royalty on new products discovered using Chromocell technology.

In a separate agreement dated June 15, 2004, the Company and Chromocell entered into a Convertible Promissory Note. The Company loaned Chromocell $2 million at an annual interest rate of 6%, with principal and interest payable on December 31, 2007. The Company has the right, but not the obligation, to convert the debt into equity upon the occurrence of certain specified events.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the ‘‘Committee’’) oversees IFF’s financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP (‘‘PwC’’), annually performs an independent audit of the consolidated financial statements and of the internal control over financial reporting. PwC expresses an opinion on the conformity of those financial statements with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In addition, PwC conducts quarterly reviews of the Company’s financial statements.

The Committee reviews with PwC the scope of its services, the results of its audits and reviews, its evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee meets regularly with PwC, and separately with the Company’s Director of Internal Audit, without Company management present. The Committee also meets regularly with Company management without PwC present, and discusses management’s evaluation of PwC’s performance.

With respect to 2005, the Committee has reviewed and discussed the Company's audited financial statements with management and PwC. The Committee has reviewed and discussed with management its process for preparing its report on its assessment of the Company's internal control over financial reporting, and at regular intervals received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. The Committee discussed with PwC its audit of internal control over financial reporting and its attestation report on management's assessment of the effectiveness of internal control over financial reporting. The Committee discussed with PwC and the Director of Internal Audit the overall scope and plans for their respective audits.

The Committee has reviewed with PwC the quality of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including those described in Statement of Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS 90 (Audit Committee Communications). Additionally, the Committee received from PwC written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), describing all relationships between PwC and the Company that might bear on PwC's independence from management and the Company, and discussed this information with PwC; thereafter the Committee concluded that the independence of PwC was not compromised by the provision of non-audit services, the majority of which consisted of routine tax services.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Committee also evaluated and selected PwC as the Company's independent auditors for 2006, subject to shareholder ratification.

Audit Committee
J. Michael Cook, Chairman Margaret Hayes Adame Henry W. Howell, Jr. Arthur C. Martinez

PERFORMANCE GRAPH*

International Flavors & Fragrances Inc.

Total Cumulative Shareholder Return for Five-Year Period Ending December 31, 2005 (1)

Annual Return Percentage

December 31	2000	2001	2002	2003	2004	2005
International Flavors & Fragrances	100.00	49.69	20.27	1.42	24.89	-20.21
S&P 500 Index	100.00	-11.89	-22.10	28.68	10.88	4.91
Peer Group	100.00	-6.98	-2.17	16.60	8.71	4.43

(1)	Total Cumulative Shareholder Return assumes that the value of an investment in the Company's Common Stock and each index was $100 on December 31, 2000, and that all dividends were reinvested.

(2)	The companies in the Peer Group are Alberto-Culver Company, Avon Products, Inc., Campbell Soup Company, Church & Dwight Co., Inc., The Clorox Company, The Coca-Cola Company, Colgate-Palmolive Company, ConAgra Foods, Inc., The Estee Lauder Companies Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, Kellogg Company, McCormick & Company, Incorporated, McDonald's Corporation, Nestle S.A., PepsiCo, Inc., The Procter & Gamble Company, Revlon, Inc., Sara Lee Corporation, Sensient Technologies Corp., Unilever N.V., Wm. Wrigley Jr. Company and Yum! Brands, Inc. Due to the international scope and breadth of its business, the Company believes that a Peer Group comprised of international public companies which are representative of the customer group to which it sells its products, with market capitalizations ranging from approximately $842 million to approximately $190 billion, is the most appropriate group against which to compare shareholder returns. The Dial Corporation has been eliminated from the Peer Group due to its acquisition by Henkel KGAA in April 2004 and The Gillette Company has been eliminated from the Peer Group due to its acquisition by Procter & Gamble in November 2005.

*	This Comparison of Five Year Cumulative Total Return shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

ITEM 2. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANT

The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company's Independent Accountant for 2006 and the Board of Directors has directed that management submit the selection of Independent Accountant for ratification by the Company's shareholders at the 2006 Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2006 Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's Independent Accountant is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Except as stated below (See ‘‘Other Matters’’ at page 31), the shares of Common Stock represented by the proxies being solicited will be voted FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company's Independent Accountant for 2006.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2005 and 2004 were:

	2005	2004
Audit Fees	$3,197,000	$3,902,800
Audit-Related Fees	$217,500	$592,000
Tax Fees	$2,366,700	$1,703,700
All Other Fees	$32,500	$52,100
Total	$5,813,700	$6,250,600

The Audit Fees for the years ended December 31, 2005 and 2004, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, consents and assistance with review of reports filed with the SEC. Each year included the fees associated with an annual audit of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of the Company's annual financial statements.

The Audit-Related Fees for the years ended December 31, 2005 and 2004, respectively, were for assurance and related services with respect to employee benefit plan audits, accounting consultations and audits in connection with specific transactions, information technology control and security reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees for the years ended December 31, 2005 and 2004, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refund; and tax planning and tax advice, including assistance with and representation in tax audits and appeals, tax services for employee benefit plans and expatriate tax compliance services.

All Other Fees for the years ended December 31, 2005 and 2004, respectively, were for software license fees and other professional services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Independent Accountant to the Company. The policy requires that all services to be performed by PricewaterhouseCoopers LLP, the Company's Independent Accountant, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the Independent Accountant are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Committee receives updates on services being provided by the Independent Accountant, and management may present additional services for approval. All services rendered by PricewaterhouseCoopers LLP to the Company are permissible under applicable laws and regulations. During 2005, all services performed by PricewaterhouseCoopers LLP were approved in advance by the Audit Committee in accordance with the pre-approval policy.

Shareholder Proposals

Any shareholder proposal intended to be presented at the next annual meeting of shareholders must be received by the Secretary of the Company for inclusion in the Company's proxy statement, notice of meeting and form of proxy with respect to that meeting by November 24, 2006. Section 3 of the By-laws of the Company provides that in order for a shareholder to submit a proposal or to nominate any director at an annual meeting of shareholders, the shareholder must satisfy the provisions of the By-laws, including giving written notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or candidate and the shareholder making the proposal. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice given by the shareholder must be received not later than the close of business on the tenth day following the day on which the notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports regarding beneficial ownership of the Company's Common Stock with the Commission, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes all such filings were timely made.

OTHER MATTERS

As of the date of this proxy statement the Board is not aware that any matters other than those specified above are to be presented for action at the 2006 Annual Meeting. If any other matters should come before the meeting, proxies in the enclosed form will be voted on such matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified. In accordance with the Board's recommendations, executed proxies returned by shareholders will be voted, if no contrary instruction is indicated, FOR the election of the 8 nominees described herein and FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company's Independent Accountant for 2006.

A quorum at the 2006 Annual Meeting is established if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining a quorum, but are not counted for purposes of determining the approval of the proposals to be acted upon. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal. All executed proxies will be voted in accordance with the instructions contained therein. The 8 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected as directors. A majority of the votes cast is required to ratify the appointment of Independent Accountant. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the meeting.

A broker non-vote occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under the NYSE rules, certain proposals, such as the election of directors and the ratification of the selection of independent registered public accounting firms, are considered ‘‘routine’’ matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of such brokerage firms. For ‘‘non-routine’’ proposals, such as proposals on equity compensation plans, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner, and these are called ‘‘broker non-votes’’. An ‘‘abstention’’ is a properly signed proxy card which is marked ‘‘abstain’’ as to a particular matter. If a person is a participant in the Company's Retirement Investment Fund (401(k)) plan or employee stock purchase plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

The Company will on a request in writing provide without charge to each person from whom proxies are being solicited for the Company's 2006 Annual Meeting a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2005 including the financial statements and any schedules thereto, required to be filed with the Securities and Exchange Commission, except exhibits thereto. The Company may impose a reasonable fee for providing such exhibits. Requests should be made to Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, N.Y. 10019. The Company's Annual Report on Form 10-K is also available free of charge through the Investor Relations link on the Company's website, www.iff.com.

The Board of Directors invites you to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly in the enclosed envelope, so that your shares will be represented at the meeting.

By Order of the Board of Directors,
Dennis M. Meany Senior Vice President, General Counsel and Secretary

March 10, 2006

ADMISSION TICKET
INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

ADMITS ONE SHAREHOLDER

0

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Messrs. RICHARD A. GOLDSTEIN, DOUGLAS J. WETMORE and DENNIS M. MEANY as the attorney and proxy of the undersigned, with full power of substitution to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the headquarters of the Company, 521 West 57th Street, New York, New York on Tuesday, May 9, 2006 at 10:00 A.M. Eastern Time, and any postponement(s) or adjournment(s) thereof (the "Meeting").

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

INTERNATIONAL FLAVORS & FRAGRANCES INC.

May 9, 2006

PROXY/VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

\- OR -

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
(International Callers should dial 718-921-8500)

\- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time May 8, 2006.

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Margaret Hayes Adame
- ○ Günter Blobel
- ○ J. Michael Cook
- ○ Peter A. Georgescu
- ○ Alexandra A. Herzan
- ○ Henry W. Howell, Jr.
- ○ Arthur C. Martinez
- ○ Burton M. Tansky

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee from whom you wish to withhold authority to vote, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountant for 2006.	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors of International Flavors & Fragrances Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of the Directors and "FOR" proposal 2.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.